Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated April 16, 2008 relating to the supplemental consolidated financial statements of BGC Partners, Inc., formerly eSpeed, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standard No. 123R, Share-Based Payment), appearing in the Prospectus, which is part of this Registration Statement, and of our report dated April 16, 2008, relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/    Deloitte & Touche LLP

New York, New York

April 16, 2008